Exhibit 10.4

GENON ENERGY, INC.
2010 OMNIBUS INCENTIVE PLAN

2012 RESTRICTED STOCK UNIT AWARD AGREEMENT

To:          [Omnibus Incentive Plan Participant]:

Congratulations on your selection as a recipient of restricted stock units (“Restricted Stock Units”) under the GenOn Energy, Inc. 2010 Omnibus Incentive Plan (the “Plan”).  This Award Agreement (“Agreement”) and the Plan together govern your rights and set forth all of the conditions and limitations affecting such rights.

Terms used in this Agreement that are defined in the Plan will have the meanings ascribed to them in the Plan.

(i)                                    Termination.  “Termination” means termination of employment with the Company including a termination of employment with a Subsidiary (other than a direct transfer of employment between Subsidiaries or the Company and a Subsidiary).

(ii)                                Retirement.  “Retirement” means Termination other than for Cause on or after the date when you are at least 55 years old and have at least five years of service (based on your employment with the Company and its Subsidiaries or predecessor companies).

(iii)                            Cause.  “Cause” as a reason for your Termination means any of the following acts by you:  gross neglect of duty; prolonged absence from duty without the consent of the Company; intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company; conviction of a felony; or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.  This definition applies to this Agreement only.  Use of the term “Cause” in this Agreement does not change or modify any individual’s employment-at-will status.

(iv)                               Change in Control Vesting Event.  See Exhibit A to this Agreement.

(v)                                   Good Reason.  See Exhibit B to this Agreement.

If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms will supersede and replace the conflicting terms of this Agreement.

1.                                      Terms.  Pursuant to the terms and conditions of the Plan and this Agreement, you have been granted Restricted Stock Units as outlined below:

Grant Date:	February 27, 2012

Number of Restricted Stock Units:

2.                                      Vesting.  Except as provided in Section 3 below, the Restricted Stock Units will vest and become non-forfeitable as follows:

(i)                                    33 1/3% of the Restricted Stock Units will vest on February 27, 2013;

(ii)                                33 1/3 % of the Restricted Stock Units will vest on February 27, 2014; and

(iii)                            the remainder of the Restricted Stock Units will vest on February 27, 2015.

3.                                      Impact of Change in Employment Status.  The Vesting Dates of your Restricted Stock Units will change if the status of your employment with the Company changes (other than due to a Change in Control Vesting Event), according to the following table:

Employment Event	Treatment of Unvested Restricted Stock Units
Death	Fully vest
Termination due to Disability	Vest in any Restricted Stock Units scheduled to vest on the Vesting Date next following termination; forfeit remainder, if any
Termination due to Retirement	Continue vesting as if in active employment provided you remain employed at least one year after the Grant Date; otherwise, forfeit all units
Involuntary termination other than for Cause	Vest in any Restricted Stock Units scheduled to vest on the Vesting Date next following termination; forfeit remainder, if any
Involuntary termination for Cause	Forfeit
Voluntary resignation	Forfeit

4.                                      Book Entry Account.  Within a reasonable time after the date of this Agreement, the Company shall instruct its transfer agent or stock plan administrator to establish a book entry account representing the Restricted Stock Units in your name effective as of the Grant Date, provided that the Company shall retain control of such account until the Restricted Stock Units have become vested in accordance with this Agreement and shares of Common Stock have been issued in settlement of the Restricted Stock Units.

5.                                      Distribution of Shares.  You shall receive one share of Common Stock in satisfaction of each vested Restricted Stock Unit credited to your account, which shall be registered in your name and transferable by you, on the date on which such Restricted Stock Units vest.

6.                                      Stockholder Rights; Dividend Equivalents.  The Restricted Stock Units do not confer on you any rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to you in connection with the vested Restricted Stock Units.  However, if and when cash dividends or other cash distributions are paid or distributed with respect to the Common Stock while the Restricted Stock Units are outstanding, the dollar amount of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Restricted Stock Units shall be reflected in your account.  Any such cash dividends or other cash distributions shall vest and be paid in cash if and at such times as the underlying Restricted Stock Units are vested and paid.

7.                                      Transferability.  No rights granted under this Agreement can be assigned or transferred, whether voluntarily or involuntarily, by operation of law or otherwise, except by will or the laws of descent and distribution.  In the event of any transfer or assignment of rights granted under this Agreement in accordance with this Section 7, the person or persons, if any, to whom such rights are transferred by will or by the laws of descent and distribution shall be treated after your death the same as you under this Agreement.  Any attempted transfer or assignment of rights under this Agreement prohibited under this Section 7 shall be null and void.

8.                                      Change in Control.  In the event of a Change in Control, except in the case of a Change in Control Vesting Event (as described below), your Restricted Stock Units will continue to be subject to the vesting schedule and employment requirements in Sections 2 and 3 above following the date of the Change in Control.  Upon a Change in Control Vesting Event, your unvested

Restricted Stock Units will become fully vested and nonforfeitable as of the date of the Change in Control Vesting Event.

9.                                      Withholding; Code Section 409A.  The Company has the right to deduct applicable taxes from any payment under this Agreement and withhold, at the time of vesting of shares of Common Stock, an appropriate number of shares of Common Stock for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Fair Market Value of the shares of Common Stock withheld for payment of required withholding taxes must equal no more than the required minimum withholding taxes.  The Restricted Stock Units granted under this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent.

10.                               Notice.  Any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or hand-delivered.  Notice to the Company shall be addressed to the Company’s General Counsel at 1000 Main St., Houston, TX 77002.  Notice to you shall be addressed to you at your most recent home address on record with the Company.  Notices are effective upon receipt.

11.                               Requirements of Law.  The granting of Restricted Stock Units and the issuance of shares of Common Stock under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.                               Miscellaneous.

a.                                       Limitation of Rights.  The granting of this Award shall not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary to terminate your services at any time, or your right to terminate your services at any time.

b.                                       Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

c.                                       Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

13.                               Acceptance of Award.  You are deemed to accept this Award and to agree that it is subject to the terms and conditions set forth in this Agreement and the Plan unless you provide the Company written notification not later than 30 days after the Grant Date of your rejection of this Award (in which case your Award will be forfeited and you shall have no further right or interest therein as of the Grant Date).

GENON ENERGY, INC.

Karen D. Taylor
Senior Vice President, Human Resources and Administration

EXHIBIT A

GENON ENERGY, INC.
2010 OMNIBUS INCENTIVE PLAN

2012 RESTRICTED STOCK UNIT AWARD AGREEMENT

Definition of Change in Control Vesting Event

A “Change in Control Vesting Event” occurs if:

a.                                       There is a “Change in Control” as defined in the Plan and during the two-year period following the date of the Change in Control:

(i)                                    your employment with the Company or any Affiliate is terminated by the Company without Cause (other than by reason of your death or Disability);

(ii)                                your employment with the Company or any Affiliate is terminated by you for Good Reason (as defined in Exhibit B); or

(iii)                            your employment with the Company or any Affiliate is terminated by an action initiated by the Company or any Affiliate and mutually agreed upon by you and the Company; or

b.                                       A Change in Control occurs and:

(i)                                   your employment with the Company or any Affiliate was terminated by the Company without Cause (other than by reason of your death or Disability) prior to the date of the Change in Control; or

(ii)                               an action was taken with respect to you prior to the date of the Change in Control that would have constituted Good Reason if taken after a Change in Control;

and you can reasonably demonstrate that such termination or action in clause (b)(i) or (ii) above, as applicable, occurred at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, then the termination or action, as applicable, will be treated for all purposes of the Plan as having occurred immediately following the date of the Change in Control.

EXHIBIT B

GENON ENERGY, INC.
2010 OMNIBUS INCENTIVE PLAN

2012 RESTRICTED STOCK UNIT AWARD AGREEMENT

Definition of Good Reason

“Good Reason” means, as a reason for your resignation from employment with the Company or any Affiliate, the occurrence of any of the following after the date of a Change in Control:

a.                                       A material reduction by the Company in your base salary or target annual bonus, as in effect immediately prior to a Change in Control, as the same may be increased from time to time (it being understood that you shall not have a basis to resign for Good Reason if (i) such reduction is part of a less than 5% across the board reduction in base salary rate or target annual bonus opportunity similarly affecting at least 95% of all employees of the Company, or (ii) no bonus is paid, or the amount of the bonus is reduced, as a result of the failure of you or the Company to achieve applicable performance targets for such bonus);

b.                                       Failure by the Company to continue (i) in effect any compensation plan (which includes but is not limited to any retirement, health and welfare, incentive and fringe benefit plan or program) in which you participate that is material to your total compensation or (ii) your participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, unless (x) such failure arises from the discontinuance of, or change to, any compensation plan affecting at least 95% of all employees of the Company who are covered under such affected plan and the amount of the reduced benefits, or increased cost to you, is less than 5% of your aggregate base salary rate and target annual bonus opportunity as in effect immediately prior to such change, or (y) an equitable arrangement for you has been made with respect to such affected plan;

c.                                       Failure by the Company to comply with and satisfy its obligations to you under any employment agreement, accepted written offer of employment or similar arrangement;

d.                                       The assignment of duties materially inconsistent with your position, duties or responsibilities as in effect immediately prior to a Change in Control, or any other action by the Company which results in a material diminution in such position, duties or responsibilities, excluding for this purpose (i) a change in title or reporting relationship alone, (ii) assignment of a position of similar stature and compensation with duties consistent with your experience and training, or (iii) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you; or

e.                                       A requirement that you move your principal place of business to a location that is more than 50 miles from the location at which you were stationed immediately prior to a Change in Control;

provided, however, that (1) Good Reason shall not exist with respect to an event unless you provide the Company with a notice of your Termination (“Notice”) that sets forth in reasonable detail the facts and circumstances supporting the Good Reason event not later than 90 days after you have notice that the event has occurred and (2) the Company shall have 30 days from the date of receipt of the Notice to cure the event.  If the Company cures the event, your Notice shall be deemed rescinded.  If the Company fails to cure the event timely, you shall be deemed to have terminated for Good Reason at the end of such 30-day cure period.